Exhibit 99.1

Contacts:
Daniel Petro, CFA
Director of Corporate Development & IR Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard-Lascar Associates / (713) 529-6600

Pioneer Energy Services Announces
Amended Revolving Credit Facility and
Sale of Four SCR Drilling Rigs

SAN ANTONIO, Texas, December 23, 2015 - Pioneer Energy Services (NYSE: PES) today announced that it has amended its existing senior secured revolving credit facility and modified certain covenants. Under the new agreement:

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The total consolidated leverage ratio and asset coverage ratio tests are eliminated. The permissible senior consolidated leverage ratio increases from a current level of 2.50 to 1.00 to a maximum of 4.75 to 1.00 as of the end of the fourth quarter of 2016 through the second quarter of 2017 and gradually decreases to 2.50 to 1.00 as of the end of the third quarter of 2018 and thereafter.

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The permissible interest coverage ratio drops from a current level of 2.50 to 1.00 to a minimum of 1.25 to 1.00 as of the end of the third quarter of 2016 through the third quarter of 2017 and returns to 1.50 to 1.00 thereafter.

•	Pricing increased to a rate of LIBOR plus a fixed 475 basis points for the duration of the facility.

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The aggregate amount of commitments is set at $200 million, a reduction of $100 million from the terms of the previous September 2015 amendment. The future availability of credit will be based on a borrowing base comprised of certain eligible cash, accounts receivables, inventory and equipment. At this time, the values of the Company’s eligible assets exceed the $200 million revolver capacity.

•	The maturity of the facility is reduced by six months to a maturity date of March 31, 2019.

•	Annual capital expenditures are limited to $50 million with no limitation on equity-funded capital expenditures.

“As a result of the further deterioration of commodity prices and weak demand for our equipment and services, we are continuing to proactively manage our balance sheet and work closely with our bank group to maintain a credit facility that provides Pioneer adequate liquidity and financial flexibility,” said Wm. Stacy Locke, Pioneer’s President and Chief Executive Officer.
“Although this amended facility reduces our borrowing commitments, it provides more flexible covenant provisions enabling the Company to avoid taking on expensive debt while strategically positioning for an eventual market recovery. We are pleased with the terms of this agreement, which was strongly supported by 100% of the members of our existing bank group.”
“We remain committed to reducing debt to maintain a strong and flexible balance sheet and are also continuing to high-grade our drilling fleet by monetizing non-strategic assets when possible. Our marketing focus continues to be on the newest-generation AC rigs that clients prefer in the U.S. shale plays. We recently sold three non-walking SCR drilling rigs and one walking SCR drilling rig for aggregate sales proceeds of $17.3 million, or an average of $4.3 million per rig. By year-end, we expect to pay down an additional $15 million of outstanding borrowings on the revolving credit facility using proceeds from the rig sales and cash on hand. At December 31, 2015, we expect to have $95.0 million outstanding and $17.3 million in committed letters of credit under the revolving credit facility.” Locke said.
Details of the amended credit agreement are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.